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CITIGROUP CAPITAL XV                             FILED PURSUANT TO RULE 433

44,000,000 CAPITAL SECURITIES                FILE NOS. 333-135163, 333-135163-03

6.500% ENHANCED TRUST PREFERRED SECURITIES (ENHANCED TRUPS(R))

$25 LIQUIDATION AMOUNT

GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS


                                [citigroup logo]


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Terms and Conditions:
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Issuer:                       Citigroup Capital XV, a Delaware statutory trust,
                              the sole assets of which will be junior
                              subordinated debt securities issued by
                              Citigroup Inc.
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Guarantee:                    $25 liquidation amount per enhanced trust
                              preferred security, guaranteed by
                              Citigroup Inc. to the extent set forth in the
                              Prospectus.
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Ratings:                      Aa3/A/AA (Moody's/S&P/Fitch)
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Trade Date:                   September 7, 2006
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Settlement Date:              September 15, 2006 (T+6 days)
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Maturity:                     September 15, 2066
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Amount:                       44,000,000 enhanced trust preferred securities
                              (the "capital securities")
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Coupon:                       6.500% per annum
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Public Offering Price:        $25 per capital security
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Net Proceeds to Citigroup:    $1,065,350,000 (before expenses).
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Interest Payment Dates:       Quarterly on the 15th of each March, June,
                              September and December. Following business day
                              convention for interest payment dates.
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First Coupon:                 December 15, 2006.
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Day Count:                    30/360.
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Deferral of Interest:         Payment of interest on the capital securities
                              will be deferred to the extent Citigroup Inc.
                              elects to defer interest on the junior
                              subordinated debt securities held by the issuer.
                              Citigroup may so defer interest for up to
                              40 consecutive quarterly interest payment dates.
                              However, after so deferring interest for
                              20 consecutive quarterly interest payment dates
                              or sooner upon Citigroup paying current interest,
                              with certain exceptions, Citigroup is obligated
                              to sell equity securities and use the proceeds
                              thereof to pay deferred interest unless the
                              Federal Reserve, after receiving notice of these
                              actions, has disapproved of either of these
                              actions.
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Redemption at Issuer Option:  Subject to the Capital Replacement Covenant,
                              Citigroup may redeem the underlying junior
                              subordinated debt securities, and thus redeem the
                              capital securities, at any time on or after
                              September 15, 2011 or at any time upon the
                              occurrence of a tax event, an investment company
                              event or a regulatory capital event.Redemption in
                              whole or in part. The redemption price will be
                              equal to 100% of the principal amount to be
                              redeemed plus any accrued and unpaid interest,
                              including any additional interest, to the
                              redemption date.
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Capital Replacement           Citigroup Inc. has agreed not to redeem the
Covenant:                     junior subordinated debt securities during the
                              term of the Capital Replacement Covenant except
                              with proceeds of the sale of Citigroup equity
                              securities. The Capital Replacement Covenant will
                              terminate no later than September 15, 2056.
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Sinking Fund:                 Not applicable.
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Listing:                      Application will be made to list the capital
                              securities on the New York Stock Exchange.
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Sole Structuring Coordinator  Citigroup Global Markets Inc.
and Sole Bookrunner:
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Senior Co-Managers:           Merrill Lynch, Pierce, Fenner & Smith Incorporated
                              Morgan Stanley & Co. Incorporated
                              UBS Securities LLC
                              Wachovia Capital Markets, LLC
                              A.G. Edwards & Sons, Inc.
                              RBC Dain Rauscher Inc.
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                              Banc of America Securities LLC
Junior Co-Managers            Bear, Stearns & Co. Inc.
                              Lehman Brothers Inc.
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Capital Securities            17310G202/US17310G2021
CUSIP/ISIN:
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 Citigroup Capital XV and Citigroup Inc. have filed a registration statement
 (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup Capital XV and Citigroup have filed with the SEC for more complete information about Citigroup Capital XV, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for the registration statement is No. 333-135163. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.